                                                                       EXHIBIT 4
                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT dated as of November 2, 1997 (the "Agreement")
                                                                    ---------
is entered into by and between Desktop Data, Inc., a Delaware corporation ("Desktop"), and Individual, Inc., a Delaware corporation ("Individual").
  -------                                                   ----------

                                R E C I T A L S
                                ---------------

     WHEREAS, concurrently with the execution and delivery of this Agreement, Desktop and Individual are entering into an Agreement and Plan of Reorganization (the "Merger Agreement"), which provides that, among other things, upon the
      ----------------
terms and subject to the conditions thereof, Individual will be merged with and into Desktop (the "Merger") with Desktop continuing as the surviving
                   ------
corporation; and

     WHEREAS, as a condition to Desktop's willingness to enter into the Merger Agreement, Desktop has requested that Individual agree, and Individual has so agreed, to grant to Desktop an option to acquire shares of Individual's Common Stock upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT
                                   ---------

     1.  Grant of Option
         ---------------

     Individual hereby grants to Desktop an irrevocable option (the "Option") to
                                                                     ------
acquire up to 3,249,779 shares (the "Option Shares") of the Common Stock, par
                                     -------------
value $.01 per share, of Individual ("Individual Shares") in the manner set
                                      -----------------
forth below (i) by exchanging therefor shares of the Common Stock, par value $.01 per share, of Desktop ("Desktop Shares") at a rate of one-half (1/2) of a
                             --------------
Desktop Share for each Option Share (the "Exercise Ratio") and/or, at Desktop's
                                          --------------
election (ii) by paying cash at a price determined in accordance with Section 4 below. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     2.  Exercise of Option
         ------------------

     The Option may only be exercised by Desktop, in whole or in part, at any time or from time to time, upon the occurrence of (i) the commencement of a tender or exchange offer for 25% or more of any class of Individual's capital stock, or (ii) any of the events specified in Section 7.03(b) of the Merger Agreement, other than events described in Section 7.01(g) thereof (any of the
         --------------------------------------------------------
events specified in clauses (i) or (ii) of this sentence being referred to herein as an "Exercise Event"). In the event Desktop wishes to exercise the
              --------------
Option, Desktop shall deliver to Individual
a written notice (an "Exercise Notice") specifying the total number of Option
                      ---------------
Shares it wishes to acquire and the form of consideration to be paid. Each closing of a purchase of Option Shares (a "Closing") shall occur on a date and
                                           -------
at a time designated by Desktop in an Exercise Notice delivered at least five business days prior to the date of such Closing, which Closing shall be held at the offices of counsel to Individual. The Option shall terminate upon the earlier of (i) the Effective Time, (ii) 180 days following the termination of the Merger Agreement pursuant to Article VII thereof, if an Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated pursuant to Article VII thereof if an Exercise Event shall not have occurred on or prior to such date; provided,
                                                                 ---------
however, with respect to the preceding clause (ii) of this sentence, that if the
-------
Option cannot be exercised by reason of any applicable government order then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if Desktop is in breach in any material respect of any of its covenants or agreements contained in the Merger Agreement.

     3.  Conditions to Closing
         ---------------------

     The obligation of Individual to issue Option Shares to Desktop hereunder is subject to the conditions that (a) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

     4.  Closing
         -------

     At any Closing, (a) Individual shall deliver to Desktop a single certificate in definitive form representing the number of Individual Shares designated by Desktop in its Exercise Notice, such certificate to be registered in the name of Desktop and to bear the legend set forth in Section 10 hereof, and (b) Desktop shall pay to Individual the aggregate purchase price of the Individual Shares so designated and being purchased by delivery of (i) a single certificate in definitive form representing the number of Desktop Shares being issued by Desktop in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Individual and to bear the legend set forth in Section 10 hereof, and or/, at Desktop's election, (ii) a certified check, bank check or wire transfer, as the case may be. If Desktop has elected to deliver cash in payment for any Individual Shares the price to be paid by Desktop in cash to Individual at any Closing in respect of such Individual Shares shall be $5.17 per share (the "Exercise Price").
                                      --------------

     5.  Representations and Warranties of Individual
         --------------------------------------------

     Individual represents and warrants to Desktop that (a) Individual is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this agreement by Individual and consummation by Individual of the transactions contemplated hereby have been duly authorized by all necessary corporation action on the part of Individual and no other corporation proceedings on the part of Individual are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Individual and constitutes a legal, valid and binding obligation of Individual and, assuming this Agreement constitutes a legal, valid and binding obligation of Desktop, is enforceable against Individual in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) Individual has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Individual Shares for Desktop to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Individual Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon deliver of the Individual Shares and any other securities to Desktop upon exercise of the Option, Desktop will acquire such Individual Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Desktop; (f) the execution and delivery of this agreement by Individual do not, and the performance of this Agreement by Individual will not, (i) violate the Certificate of Incorporation or By-Laws of Individual, (ii) conflict with or violate any order applicable to Individual or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Individual or any of its subsidiaries pursuant to , any contract or agreement to which Individual or any of its subsidiaries is a party or by which Individual or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Individual; (g) the execution and delivery of this Agreement by Individual does not, and the performance of this Agreement by Individual will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity; and
(h) any Desktop Shares acquired pursuant to this Agreement will not be acquired by Individual with a view to the public distribution thereof and Individual will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

     6.  Representations and Warranties of Desktop
         -----------------------------------------

     Desktop represents and warrants to Individual that (a) Desktop is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Desktop and the consummation by Desktop of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Desktop and no other corporate proceedings on the part of Desktop are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Desktop and constitutes a legal, valid and binding obligation of Desktop and, assuming this Agreement constitutes a legal, valid and binding obligation of Individual, is enforceable against Desktop in accordance with its term, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) Desktop has taken (or will in a timely manner take) all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option and will take all necessary corporate or other action to authorize and reserve for issuance all additional Desktop Shares or other securities which may be issuable pursuant to
Section 9(b) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of Desktop Shares to Individual in consideration of any acquisition of Individual Shares pursuant hereto, Individual will acquire such Desktop Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Individual; (f) the execution and delivery of this Agreement by Desktop do not, and the performance of this agreement by Desktop will not, (i) violate the Certificate of Incorporation or By-Laws of Desktop, (ii) conflict with or violate any order applicable to Desktop or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Desktop or any of its subsidiaries pursuant to, any contract or agreement to which Desktop or any of its subsidiaries is a party or by which Desktop or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Desktop; (g) the execution and delivery of this agreement by Desktop does not, and the performance of this Agreement by Desktop will not, require any consent approval, authorization or permit of, or filing with or notification to, any Governmental Entity; and (h) any Individual Shares acquired upon exercise of the Option will not be acquired by Desktop with a view to the public distribution thereof and Desktop will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

     7.  [Intentionally omitted.]

     8.  Registration Rights
         -------------------

     (a) Following the termination of the Merger Agreement, each party hereto (a "Holder") may by written notice (a "Registration Notice") to the other party
 ------                             -------------------
(the "Registrant") request the Registrant to register under the Securities Act
      ----------
all or any part of the shares acquired by such Holder pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition
      ----------------------
of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common stock of the Registrant on a fully diluted basis; provided, however,
                                                            --------  -------
that any such Registration Notice must related to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act.

     (b) The Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities; provided, however, that (i) neither party shall be entitled to more
            --------  -------
than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this
Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided,
                                                               --------
however, that the Registrant shall not be required to qualify to do business in,
-------
or consent to general service of process in, any jurisdiction by reason of this provision.

     (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (d) A registration effected under this Section 8 shall be effected at the registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary for transactions of this type with the underwriters participating in such offering.

     9.  Adjustment Upon Changes in Capitalization
         -----------------------------------------

     (a) In the event of any change in the Individual Shares by reason of stock dividends, split-ups, mergers (other than the Merger), recapitalizations, combinations, change of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Desktop shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Desktop would have received in respect of the Individual Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) In the event of any change in the Desktop Shares by reason of stock dividends, split-ups, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities which Desktop can deliver to Individual pursuant to Section 4 hereof in full payment for any Individual Shares to be purchased and the Exchange Ratio shall be adjusted appropriately.

     10.  Restrictive Legends
          -------------------

     Each certificate representing Option Shares issued to Desktop hereunder, and each certificate representing Desktop Shares deliver to Individual at a closing, shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 2, 1997, A COPY OF WHICH MAY BE OBTAINED FROM DESKTOP DATA, INC.

     11.  Listing
          -------

     Individual, upon the request of Desktop, shall promptly file an application to list the Individual Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Desktop, upon the request of Individual, shall promptly file an application to list the Desktop Shares issued and delivered to Individual pursuant to Section 4 for quotation on the

Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable.

     12.  Binding Effect
          --------------

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of
Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

     13.  Specific Performance
          --------------------

     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     14.  Entire Agreement
          ----------------

     This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     15.  Further Assurances
          ------------------

     Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to constitute the transactions contemplated hereby.

     16.  Validity
          --------

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     17.    Notices
            -------

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice);

          (1)  if to Desktop, to:

               Desktop, Data, Inc.
               80 Blanchard Road
               Burlington, MA  01803
               Attention:  President
               Telephone No.: (617) 229-3000
               Telecopy No.: (617) 229-3030

               with a copy to:

               Testa, Hurwitz & Thibeault, LLP
               High Street Tower, 125 High Street
               Boston, MA  02110
               Attention:  Lawrence S. Wittenberg, Esq.
               Telephone No.: (617) 248-7000
               Telecopy No.: (617) 248-7100

          (2)  If to Individual, to:

               Individual, Inc.
               8 New England Executive Park-West
               Burlington, MA  01803
               Attention:  President
               Telephone No.: (781) 273-6000
               Telecopy No.: (781) 273-6060
               with a copy to:

               Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
               One Financial Center
               Boston, MA  02111
               Attention:  Jonathan L. Kravetz, Esq.
               Telephone No.:  (617) 542-6000
               Telecopy No.:  (617) 542-2241


     18.  Governing Law
          -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     19.  Counterparts
          ------------

     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     20.  Expenses
          --------

     Except as otherwise expressly provided herein or in the Merger
Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     21.  Amendments; Waiver
          ------------------

     This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     22.  Assignment
          ----------

     Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the option created hereunder to any other person, without the express written consent of the other party.

                    [Remainder of Page Intentionally Blank]

          IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                              DESKTOP DATA, INC.


                              By:
                                 -----------------------------
                              Name:
                              Title:

                              INDIVIDUAL, INC.



                              By:
                                 -----------------------------
                              Name:
                              Title: